EXHIBIT 99.1

NEWS
SPATIALIGHT’S BOARD OF DIRECTORS NAMES DON SUH NEW CEO

NOVATO, CA. November 3, 2006 - SpatiaLight, Inc. (NASDAQ: HDTV), a leading developer and manufacturer of ultra high-resolution Liquid Crystal on Silicon (LCoS) microdisplays for the high definition television market, announced today that it has appointed Don S. Suh, 49, as its new Chief Executive Officer, replacing Robert A. Olins, 49, who had been the company’s Chief Executive Officer. Mr. Olins also resigned from SpatiaLight’s Board of Directors.

For the past two years, Mr. Suh served as SpatiaLight’s Senior Vice President of Sales and Marketing. Formerly, he was a senior executive at LG Electronics in the United States, Asia and Europe, where he managed thousands of employees in key sales and marketing divisions. Mr. Suh received the LG Electronics’ “Best Honored Employee of the Year Award” and received the South Korean President’s “Gold Tower-Order Medal” given for achievements of outstanding export results.

Suh remarked, “I am excited about the opportunity to lead SpatiaLight and our unique technology into the commercialization stage of the manufacturing process. I also look forward to communicating good news to our shareholders about manufacturing production, increasing sales, customer product launches, and new R&D and marketing initiatives. Robert has been instrumental in moving SpatiaLight from a research and development company to a manufacturing company, and I would like to thank him for his leadership and commitment to SpatiaLight over these many years. We believe that SpatiaLight is poised to successfully execute its commercial growth plan.”

Under Olins’ leadership, SpatiaLight has substantially advanced its LCoS technology and manufacturing process, having moved from research and development to volume production at its recently built state-of-the-art South Korean manufacturing facility. LG Electronics has been secured as the company’s first Tier 1 customer, and several business development efforts are moving forward with the potential for revenues in the future.

In addition to the appointment of Don Suh, the company announced the appointment of David F. Hakala, 54, as Chairman of the Board of Directors, replacing Lawrence Matteson who will remain a Board member through December 31, 2006. Dr. Hakala will continue in the capacity as Chief Operating Officer.

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Hakala commented, “I would like to personally thank Robert for all his efforts and support over the last few years. His numerous accomplishments include securing financing for the company since his initial investment in 1996 and building SpatiaLight’s LCoS business virtually from the ground up. The company now stands on the cusp of several significant achievements. Robert has been a great asset to this management team and we are sorry to see him leave as an officer and as a Board member, but we look forward to his continued advice as a consultant to the company.” Hakala added, “I welcome Don Suh into his new role of CEO, and am confident in his ability to continue building SpatiaLight into a strong commercial entity. I look forward to serving the Board and company in my new role, and believe that SpatiaLight is well positioned for long-term growth.”

About SpatiaLight
SpatiaLight, Inc., founded in 1989, manufactures high-resolution LCoS microdisplays for use in high-definition televisions and other display applications. The company manufactures its products at its production facility in South Korea. SpatiaLight is committed to developing microdisplay technologies that will be the standard for the next generation of high definition televisions and to providing OEMs with the most cost effective, high-resolution microdisplays in the industry.

For more information about SpatiaLight, please visit the Company’s website at: http://www.spatialight.com.

Safe Harbor Statement
This news release includes forward-looking statements that reflect SpatiaLight’s current expectations about its future results, performance, prospects and opportunities. SpatiaLight has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “we are confident” or similar expressions. These forward-looking statements are based on information currently available to SpatiaLight and are subject to a number of risks, uncertainties and other factors that could cause SpatiaLight’s actual results, performance, prospects or opportunities in the remainder of 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks and uncertainties are outlined in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-Q and 10-K.

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For additional information, please contact:

SpatiaLight, Inc.
Five Hamilton Landing, Suite 100
Novato, CA 94949
Telephone: (415) 883-1693
ir@spatialight.com